EXHIBIT 99.1


          PEOPLE'S LIBERATION REPORTS SECOND QUARTER FINANCIAL RESULTS

LOS ANGELES, August 13, 2008--People's Liberation, Inc. (OTCBB:PPLB), designer of high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM), today announced financial results for its fiscal 2008 second quarter ended June 30, 2008.

FINANCIAL HIGHLIGHTS FOR THE QUARTER INCLUDED:

         o STRONG REVENUE GROWTH, YEAR OVER YEAR. Net sales in Q2-2008 grew 46%, to $6.75 million from $4.61 million in Q2-2007.

         o GROSS MARGINS SUSTAINED NEAR 50%. Gross margin in Q2-2008 was 47.1% as compared to 48.7% in Q2-2007.

         o STRONG INCREASE IN GROSS PROFIT. Gross profit in Q2-2008 advanced 41%, to $3.18 million from $2.25 million in Q2-2007.

"We continue to execute on our core strategic objectives for increasing shareholder value," said Colin Dyne, Chairman and Chief Executive Officer of People's Liberation. "With our marketing investments we are securing increased brand awareness in the demographics we have targeted."

The Company will be launching its Fall 2008 collection and "My Name Is William Rast" campaign in the form of print, short film, and through its new e-commerce website. The campaign stars Justin Timberlake as William Rast and will be featured in publications including, Vogue, Vanity Fair, GQ, Lucky, Details, and
W. The short films will be released virally through social network websites beginning at the end of August. William Rast is establishing itself as a lifestyle brand, with worldwide acclaim and exposure.

In Spring 2009, the Company will be launching a new, modern collection of People's Liberation branded apparel, with a design theme built around the concept of social values. The product line will include an extensive offering of denim and knits. "We are extremely excited about our new collection of People's Liberation branded apparel, and the initial feedback on our new collection from our major customers has been fantastic," commented Mr. Dyne.

"We are also pleased that we have successfully added the J. Lindeberg brand in the U.S. to our portfolio of luxury apparel lines," continued Mr. Dyne. "The J. Lindeberg brand is highly recognized, with a modern position in golf, tailoring as well as jersey. The New York flagship store gives the Company a strong retail presence. Our collaboration with J. Lindeberg USA Corp. to source, market and sell J. Lindeberg branded apparel in the United States is another important step in our strategy to grow revenues and increase profitability."

Mr. Dyne continued, "We believe that we are in a unique position as a company with a portfolio of three progressive luxury brands. Our focus right now is centered on brand building and growing our revenues."

For the second quarter ended June 30, 2008 net sales increased to $6.75 million from $4.61 million in the second quarter ended June 30, 2007, a 46.4% increase. Gross margin for the quarter was approximately 47.1% compared to 48.7%, and the slight decrease was based on a strong increase in international sales, which occur at lower margins. In aggregate, operating expenses increased 34%, to $3.29 million in Q2-2008, compared to $2.45 million in Q2-2007 primarily due to marketing initiatives and sampling expenses incurred for the William Rast(TM) collection.

In the quarter ended June 30, 2008, basic and diluted loss per share amounted to one cent, compared to a one cent loss in the corresponding year-ago period.

At June 30, 2008, the Company had cash and equivalents of approximately $333,000, a working capital balance of $3.8 million, and approximately $2.4 million of available financing from its factor.

SIX MONTH FINANCIAL HIGHLIGHTS

         o Net sales increase 62.2% in the six months ended June 30, 2008, to $13.7 million compared to $8.4 million in the six months ended June 30, 2007;

         o Gross profit increased to 48.4% of net sales for the six months ended June 30, 2008, compared with 46.8% in the six months ended June 30, 2007;

         o General and administrative expenses declined 4.2% in the first six months of 2008, to $2.4 million, compared to $2.5 million in the six months ended June 30, 2007;

         o Operating income increased to $265,000 for the six months ended June 30, 2008, compared to an operating loss of $1.2 million during the previous year;

         o Net loss for the first six months of 2008 was approximately $394,000, after minority interest of $607,000, a 72.2% improvement on the net loss of $1.4 million, after minority interest of $286,000 in the first six months of 2007;

         o Basic and diluted loss per share amounted to one cent in the first six months of 2008, compared to a four cents per share loss in the first six months of 2007.

CONFERENCE CALL

Investors are invited to participate in a conference call featuring management's commentary on financial results and a question and answer session on Wednesday, August 13, 2008, at 4:30 p.m. Eastern Daylight Time. To access the conference call, please dial 1-866-696-7913 if calling within the United States or 1-706-758-4510 if calling internationally.

A replay will be available until August 19, 2008, which can be accessed by dialing 1-800-642-1687 if calling within the United States or 1-706-645-9291 if calling internationally. Please use passcode 59342663 to access the replay.

The call will also be accompanied by a live webcast over the Internet. The live webcast and an archive of the event will be accessible on the Company's web site at http://www.peoplesliberation.com.

ABOUT PEOPLE'S LIBERATION, INC.

Los Angeles-based People's Liberation designs, markets and sells premium contemporary apparel under the brand names People's Liberation(TM) and William Rast(TM) and also markets and sells J. Lindeberg(TM) branded apparel in the United States in collaboration with J. Lindeberg USA Corp., a subsidiary of J. Lindeberg AB, a Swedish company. The clothing consists of premium denim, knits, wovens and outerwear for men and women. The William Rast(TM) brand is 50% jointly owned by the Company and Justin Timberlake. The Company distributes its merchandise to better domestic department stores and boutiques, including Nordstrom, Saks Fifth Avenue, Neiman Marcus, Bloomingdales, and Fred Segal. Outside the U.S., its products are sold directly and through distributors to better department stores and boutiques in 16 nations. The Company also sells merchandise on its websites; www.peoplesliberation.com and www.williamrast.com.

                            (FINANCIAL TABLES FOLLOW)

                            PEOPLE'S LIBERATION, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                            June 30,      December 31,
                                                                              2008            2007
                                                                          ------------    ------------
                                  Assets                                  (Unaudited)
Current Assets:
   Cash and cash equivalents ...........................................   $    333,428    $    362,505
   Due from factor .....................................................      1,271,461       1,517,029
   Accounts receivable, net of allowance for doubtful accounts .........        619,399       1,029,510
   Inventories .........................................................      3,680,759       3,833,170
   Refundable income taxes .............................................           --            11,500
   Prepaid expenses and other current assets ...........................        510,844         196,730
   Prepaid design fees .................................................      1,354,545            --
   Deferred income taxes ...............................................         38,000          38,000
                                                                           ------------    ------------
     Total current assets ..............................................      7,808,436       6,988,444

Property and equipment, net of accumulated depreciation and amortization        926,344         612,264
Trademarks, net of accumulated amortization ............................        470,915         363,359
Intangible asset .......................................................        428,572         428,572
Other assets ...........................................................         59,126         265,020
                                                                           ------------    ------------
Total assets ...........................................................   $  9,693,393    $  8,657,659
                                                                           ============    ============

                    Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable and accrued expenses ...............................   $  3,356,524    $  2,628,906
   Minority interest payable ...........................................        607,153            --
   Income taxes payable ................................................         26,298          13,390
                                                                           ------------    ------------
     Total current liabilities .........................................      3,989,975       2,642,296

Deferred tax liabilities ...............................................         93,000          93,000
                                                                           ------------    ------------
     Total liabilities .................................................      4,082,975       2,735,296
                                                                           ------------    ------------


Stockholders' equity:
   Common stock, $0.001 par value, 150,000,000 shares authorized;
     shares issued and outstanding at June 30, 2008 and
     December 31, 2007 .................................................         36,002          36,002
   Additional paid-in capital ..........................................      7,857,707       7,775,255
   Accumulated deficit .................................................     (2,283,291)     (1,888,894)
                                                                           ------------    ------------
Total stockholders' equity .............................................      5,610,418       5,922,363
                                                                           ------------    ------------
Total liabilities and stockholders' equity .............................   $  9,693,393    $  8,657,659
                                                                           ============    ============

                            PEOPLE'S LIBERATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  Three Months Ended June 30,      Six Months Ended June 30,
                                                 ----------------------------    ----------------------------
                                                     2008            2007            2008            2007
                                                 ------------    ------------    ------------    ------------
Net sales ....................................   $  6,745,745    $  4,606,598    $ 13,662,384    $  8,423,316
Cost of goods sold ...........................      3,570,319       2,361,083       7,054,735       4,478,901
                                                 ------------    ------------    ------------    ------------
  Gross profit ...............................      3,175,426       2,245,515       6,607,649       3,944,415
                                                 ------------    ------------    ------------    ------------

Selling expenses .............................      1,167,131         714,256       2,359,649       1,602,028
Design and production ........................        793,187         491,244       1,549,629       1,012,974
General and administrative ...................      1,326,500       1,245,463       2,433,129       2,540,485
                                                 ------------    ------------    ------------    ------------

  Total operating expenses ...................      3,286,818       2,450,963       6,342,407       5,155,487
                                                 ------------    ------------    ------------    ------------

(Loss) income from operations ................       (111,392)       (205,448)        265,242      (1,211,072)
                                                 ------------    ------------    ------------    ------------

Interest expense, net ........................         23,157          14,213          44,408          25,853
Other income .................................         (6,112)       (108,785)         (6,112)       (106,518)
                                                 ------------    ------------    ------------    ------------
  Total other expense (income) ...............         17,045         (94,572)         38,296         (80,665)
                                                 ------------    ------------    ------------    ------------

(Loss) income before income taxes and minority
  interest ...................................       (128,437)       (110,876)        226,946      (1,130,407)
Provision for income taxes ...................          5,790            --            14,190           3,200
                                                 ------------    ------------    ------------    ------------
  (Loss) income before minority interest .....       (134,227)       (110,876)        212,756      (1,133,607)
                                                 ------------    ------------    ------------    ------------

Minority interest ............................        322,505         285,916         607,153         285,916
                                                 ------------    ------------    ------------    ------------

  Net loss ...................................   $   (456,732)   $   (396,792)   $   (394,397)   $ (1,419,523)
                                                 ============    ============    ============    ============


Basic and diluted loss per common share ......   $      (0.01)   $      (0.01)   $      (0.01)   $      (0.04)

Basic and diluted weighted average common
shares outstanding ...........................     36,002,563      34,942,563      36,002,563      34,942,563



CONTACT:
People's Liberation
Darryn Barber, President and CFO
213 745-2123

CCG
Sean Collins, Senior Partner
310-477-9800, ext 202
www.ccgir.com
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